Exhibit 10.23

December 18, 2006

Dear Matt:

This letter confirms the compensation arrangements which Russ Fradin discussed with you on Monday, December 11, regarding a senior officer position with Hewitt Associates. We are delighted that you are considering this opportunity.

The terms of the compensation arrangement include:

•        An annualized base salary of $400,000 on a regular, full-time, exempt basis with a performance and pay review in December of 2007, and annually thereafter assuming strong individual performance;

•        An annual bonus target equal to 60% of your actual base pay earning for the fiscal year which ends September 30, 2007. The bonus payout, which is paid in mid-December, is based on achievement of company and personal goals mutually agreed to and consistent with those goals set for other senior officers. Actual payouts can range from 0% to 200% of your target bonus;

•        An annual equity grant as defined under our Global Stock Plan consisting of 10,000 shares of performance-based Hewitt stock and 28,000 stock options. The payout of the performance-based shares will be based on the Company’s achievement of fiscal year 2007 earnings per share, operating income, and revenue goals as established for other senior officers, and can range from 0% to 200% of the target grant amount. These shares would cliff vest 100% as of September 30, 2009. The stock options would be granted at an exercise price on or shortly following your hire date and would vest 25% per year beginning on September 30, 2007 and annually thereafter for an additional 3 years;

•        A one-time sign-on equity grant of 10,000 shares of time-based restricted Hewitt stock. 50% of these shares would vest on the first anniversary of your hire date and 50% would vest on the second anniversary of your hire date;

•        Participation in our employee comprehensive benefits program and Hewitt Associates’ Financial Security Plans, including an annual company retirement contribution, and a company 401(k) match;

Mr. Matthew Levin

December 18, 2006

•        Participation in our Executive Benefits Program consisting of:

•   27 days of annual paid time off each calendar year;

•   An additional five-week vacation splash, or sabbatical, after five years of service with Hewitt, and every five years thereafter;

•   A retirement restoration plan which provides for the company retirement contribution and company 401(k) match above any qualified plan limits; and

•   A voluntary deferral plan for base pay, annual incentive and/or restoration plan contributions.

Matt, as a senior officer in the Company you would also be subject to stock ownership guidelines that require you to hold stock equal to 3.5x your base compensation. You would have five (5) years in which to achieve those levels of stock ownership.

This offer is contingent upon Hewitt receiving completed and satisfactory background and reference checks which we will start immediately given the references you provided. A final offer letter will be provided as soon as possible upon completion of the reference checking.

If you have any questions or require any additional information, please call me or Russ directly. Again, we are excited about the opportunity of you joining Hewitt Associates.

Sincerely,

Hewitt Associates LLC

Steve King

cc:    Mr. Russ Fradin, Hewitt Associates

         Mr. David Wille, Hewitt Associates

         Ms. Kristin Slavish, Hewitt Associates

Accepted by: /s/ Matthew Levin

Date: